Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated May 1, 2025, and each included in this Post-Effective Amendment No. 23 to the Registration Statement (Form N- 1A, No. 333-194601) of Impax Funds Series Trust III (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated February 24, 2025, with respect to the financial statements and financial highlights of Impax Funds Series Trust III (comprising Impax Ellevate Global Women’s Leadership Fund) included in the Annual Report to Shareholders (Form N-CSR) for the year ended December 31, 2024, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 25, 2025